Exhibit 4.1.10

Exhibit F

Amendment No. 18 to A320 Agreement

AMENDMENT No.18

TO THE

SECOND A320 FAMILY PURCHASE AGREEMENT

BETWEEN

LATAM AIRLINES GROUP S.A.

(formerly known as LAN AIRLINES S.A.)

AND

AIRBUS S.A.S.

This amendment No.18 to the Second A320 Family Purchase Agreement (as defined below) is entered into as of                 2021, by and between

AIRBUS S.A.S., having its principal office at:

2, rond-point Emile Dewoitine

31700 BLAGNAC

FRANCE

(hereinafter referred to as the “Seller”) of the one part

AND

LATAM AIRLINES GROUP S.A. (formerly known as LAN AIRLINES S.A.) having its principal office at:

Edificio Huidobro

Avenida Presidente Riesco 5711- 20th Floor

Las Condes

SANTIAGO

CHILE

(hereinafter referred to as the “Buyer”) of the other part.

The Buyer and the Seller being collectively referred to as the “Parties” and individually as a “Party”

WHEREAS

A.	The Buyer and the Seller entered into an A320 family purchase agreement dated March 20th, 1998 covering the purchase by the Buyer and the sale by the Seller of twenty (20) A320 family aircraft bearing rank numbers 1 to 20. By an amendment No.1 to such purchase agreement, entered into by the Buyer and the Seller on February 24th, 2000 the number of A320 family aircraft to be purchased by the Buyer pursuant to such purchase agreement was increased to twenty five (25), with the additional five (5) A320 family aircraft bearing rank numbers 21 to 25. Such twenty five (25) A320 family aircraft are hereinafter referred to as the “Original A320 Family Aircraft”, and such purchase agreement, amendment No.1, and all exhibits, appendices and letter agreements thereto are together referred to as the “Original A320 Family Purchase Agreement”.

B.	The Buyer and the Seller entered into a deed of amendment and restatement of the Original A320 Family Purchase Agreement, dated August 2nd, 2000, dividing the Original A320 Family Purchase Agreement into two (2) separate purchase agreements, the first agreement concerning the Original A320 Family Aircraft bearing rank numbers 1 to 20, and the second agreement concerning the Original A320 Family Aircraft bearing rank numbers 21 to 25. The second agreement as supplemented with all exhibits and appendices thereto is hereinafter referred to as the “Second A320 Family Purchase Agreement”.

REDACTED*

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

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*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

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U.	The Buyer and the Seller entered into an A320 NEO Purchase Agreement, dated June 22, 2011, as amended, supplemented or otherwise modified to and including the date hereof (the “A320 NEO Purchase Agreement”) whereby the Seller shall sell and deliver and the Buyer shall take delivery of certain A320neo aircraft (the “A320 NEO Aircraft”) and A321neo aircraft (“A321 NEO Aircraft”).

REDACTED*

W.	TAM Linhas Aereas S.A. (the “Original Buyer”) and the Seller have signed on November 14, 2006, an A320/A330 Purchase Agreement (Reference CCC 337.0068/06) covering the purchase by the Original Buyer and the sale by the Seller of certain A320 Family Aircraft and A330-200 Aircraft which , together with all exhibits, appendixes, and as amended supplemented or otherwise modified is hereinafter referred to as the “Original TAM Agreement”.

X.	The Buyer, Seller and Original Buyer entered into a novation agreement dated 30 October 2014 (the “Novation”) novating the Original TAM Agreement from the Original Buyer to the Buyer (the Original TAM Agreement as novated pursuant to the Novation is hereinafter referred to as the “TAM A320 Agreement”)

REDACTED*

Z.	On May 26, 2020, the Buyer filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court” and such proceedings, the “Chapter 11 Cases”), and in connection therewith, has informed the Buyer of its decision to assume the Second A320 Family Purchase Agreement, as amended by the terms hereof, pursuant to Section 365(a) of the Bankruptcy Code.

AA.	The Buyer and the Seller now wish to enter into this amendment No. 18 to the Second A320 Family Purchase Agreement (the “Amendment No. 18”) to amend certain provisions of the Second A320 Family Purchase Agreement as amended from time to time (the “Agreement”).

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	AMENDED PROVISIONS

The Buyer and the Seller agree that	REDACTED*

REDACTED*

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*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

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2.	CONDITION PRECEDENT

The Seller and the Buyer hereby agree that it shall be a condition precedent to the effectiveness of this Amendment No.18 that the Bankruptcy Court shall have entered an order in form and substance acceptable to the Buyer and the Seller (i) approving this Amendment No.18; (ii) authorizing the Buyer and Piquero, as applicable, to enter into and perform under the Amendment Documents, the PDP Financing Documents, the Termination Agreement and the Assignment, Assumption and Release Amendment Agreement and to assume the Assumed Purchase Agreements, as amended; (iii) providing that the obligations of the Buyer and Piquero, as applicable, under the Assumed Purchase Agreements, as amended, the Termination Agreement, the Piquero Guarantee and the Assignment, Assumption and Release Amendment Agreement shall constitute administrative expense claims in the Case pursuant to section 503 of the Bankruptcy Code; and (iv) providing that the obligations of the Buyer under the Piquero Guarantee shall be binding upon and constitute obligations of the reorganized debtors or their successors.

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

In this Clause 2:

Amendment n°1 means the amendment agreement to the Piquero Purchase Agreement entered into or to be entered into between the Seller and Piquero.

Amendment n°9 means the amendment agreement to the Purchase Agreement 1 entered into or to be entered into between the Seller and the Buyer.

Amendment n°27 means the amendment agreement to the Purchase Agreement 2 entered into or to be entered into between the Seller and the Buyer.

Amendment Documents means the Amendment n°1, the Amendment n°9, the Amendment n°27, the Purchase Agreement 1 Letter Agreement and the Purchase Agreement 2 Letter Agreements.

Assignment, Assumption and Release Amendment Agreement means the assignment, assumption and release amendment agreement entered into or to be entered into between the Buyer, the Seller and Piquero in relation to the assignment, assumption and release agreement dated 6 June 2019 between the Buyer, the Seller and Piquero.

Assumed Purchase Agreements means the Agreement, the Purchase Agreement 1, the Purchase Agreement 2 and the Piquero Purchase Agreement being assumed (as amended).

PDP Financing Documents means the Consent Agreement Supplement and the Assignment, Assumption and Release Amendment Agreement.

Piquero Guarantee means the guarantee and indemnity dated 6 June 2019 granted by the Buyer in favour of the Seller with respect to, inter alia, the obligations of Piquero under the Piquero Purchase Agreement.

Piquero Purchase Agreement means the Purchase Agreement 1 (excluding any letter agreement relating thereto) as assigned, assumed and released pursuant to the Assignment, Assumption and Release Amendment Agreement.

Purchase Agreement 1 means the Airbus A320 family purchase agreement dated 22 June 2011 and entered into between the Buyer and the Seller, and as amended and supplemented from time to time (including without limitation all exhibits and appendices thereto and any letter agreements entered into from time to time relating thereto).

Purchase Agreement 1 Letter Agreement means the letter agreement n°1 to the Amendment n°9.

Purchase Agreement 2 means the Airbus A320 family purchase agreement dated 14 November 2006 and entered into between the Seller and TAM Linhas Aéreas S.A., as amended and supplemented from time to time (including without limitation all exhibits and appendices thereto and any letter agreements entered into from time to time relating thereto), and as novated from TAM Linhas Aéreas S.A. to the Buyer on 30 October 2014.

Purchase Agreement 2 Letter Agreements means the letter agreement n°1, the letter agreement n°2, the letter agreement n°3, the letter agreement n°4, the letter agreement n°5, the letter agreement n°6, the letter agreement n°8D and the letter agreement n°9D to the Amendment n°27.

Purchase Agreement 3 means the Second A320 Family Purchase Agreement as amended and supplemented from time to time (including without limitation all exhibits and appendices thereto and any letter agreements entered into from time to time relating thereto).

Termination Agreement means the A350XWB termination agreement to be entered into between the Seller and the Buyer.

3.	MISCELLANEOUS

3.1	This Amendment No.18 contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous understanding, commitments or representations whatsoever, whether oral or written.

3.2	The Agreement shall be deemed amended to the extent provided in this Amendment No.18 and shall continue in full force and effect in accordance with its original terms as may be amended hereby.

3.3	The Parties agree that this Amendment No.18 shall constitute an integral, non-severable part of the Agreement and be governed by all of its provisions.

3.4	In the event of any inconsistency between the terms and conditions of the Agreement and those of this Amendment No.18, the latter shall prevail to the extent of such inconsistency, whereas the part not concerned by such inconsistency shall remain in full force and effect.

3.5	This Amendment No.18 will not be modified or varied except by an instrument in writing executed by both Parties.

3.6	The Parties hereby acknowledge and agree that this Amendment No.18 is subject to the confidentiality provisions set forth in clause 22.12 of the Second A320 Family Purchase Agreement, except that the Buyer may disclose a copy of this Amendment No.18 (i) to the Bankruptcy Court to the extent necessary to obtain approval of this Amendment No.18 and (ii) on a professional eyes’ only basis to (a) the Official Committee of Unsecured Creditors, (b) that certain Ad Hoc Group of LATAM Bondholders, and (c) the United States Trustee. For the avoidance of doubt, to the extent the Buyer files this Amendment No.18 with the Bankruptcy Court, the Buyer shall seek to file this Amendment No.18 and the Second A320 Family Purchase Agreement, along with any related filings, under seal pursuant to the Amended Standing Order Regarding Redactions (the “Standing Order”) entered by the Bankruptcy Court in the Chapter 11 Cases at Docket No. 1810.

3.7	The Parties agree that clause 21 of the Agreement shall govern the assignability and transferability of each Party’s rights and obligations under this Amendment No.18.

3.8	This Amendment No.18 may be signed by the Parties hereto in separate counterparts, each of which when so signed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

3.9	In the event that any provision of this Amendment No.18 should for any reason be held ineffective, the remainder of this Amendment No.18 shall remain in full force and effect. To the extent permitted by applicable law, each party hereto hereby waives any provision of law which renders any provision of this Amendment N°18 prohibited or unenforceable in any respect. Any provisions of this Amendment No.18 which may prove to be or become, illegal, invalid or unenforceable in whole or in part, shall as far as reasonably possible, and subject to applicable law, be performed in accordance with the spirit and purpose of this Amendment No.18.

3.10	Upon the effectiveness of this Amendment No.18, the Seller waives, discharges and releases the Buyer from any liability whatsoever for or as a result of, and all rights and remedies if the Seller in connection with any delay in payment by the Buyer of any payments due and owing by the Buyer to the Seller on or before the effective date of this Amendment No.18 in accordance with the Agreement, including, but not limited to, any interest that Seller may claim or has claimed to have been due as a result of such delay in payment and any rights or remedies of the Seller attributable to any claim that the Buyer is or was in default or breach of the Agreement or any other agreements between the Buyer and the Seller by reason of any such delay in payment under the Agreement. Nothing herein shall be construed as an admission by the Buyer as to any default in or breach of any such agreements or default or delay in any such payment, or the accrual or any liability of the Buyer for any such interest.

3.11	The Seller and Buyer acknowledge and agree that no cure, monetary or otherwise, shall be necessary to assume the Agreement, as amended by this Amendment No. 18, pursuant to 11 U.S.C. §365, nor shall Seller be entitled to any payment of cure costs in connection with such assumption.

3.12	This Amendment No.18 shall be governed by and construed in accordance with the laws of England. Any dispute arising out of or in connection with this Amendment No.18 shall be within the exclusive jurisdiction of the Courts of England except that subject to the last sentence of this Clause 3.12 and during the pendency of the Chapter 11 Cases for the period prior to the effective date of a chapter 11 plan for the Buyer, the Bankruptcy Court shall have exclusive jurisdiction over any disputes or, to the extent the Bankruptcy Court abstains, reference to the Bankruptcy Court is withdrawn, or the Bankruptcy Court is otherwise found to not have jurisdiction, then to the U.S. District Court for the Southern District of New York or the state court of the State of New York located in New York County, New York.

Subject to the last sentence of this Clause 3.12, the parties hereto irrevocably consent to the personal jurisdiction of (i) during the pendency of the Chapter 11 Cases for the period prior to the effective date of a chapter 11 plan for the Buyer, the Bankruptcy Court or to the extent the Bankruptcy Court abstains, reference to the Bankruptcy Court is withdrawn, or the Bankruptcy Court is otherwise found to not have subject matter jurisdiction, then to the U.S. District Court for the Southern District of New York or the state court of the State of New York located in New York County, New York, and (ii) thereafter, the Courts of England.

For the avoidance of doubt, nothing in this Clause 3.12 shall waive or modify any Party’s right to request that the Bankruptcy Court abstain from hearing or otherwise transfer a dispute arising under this Amendment No.18 or to argue that the Bankruptcy Court does not have statutory authority to adjudicate disputes arising under this Amendment No.18, nor any Party’s defenses in respect of any such request or argument.

IN WITNESS WHEREOF this Amendment No.18 was duly entered into the day and year first above written.

Agreed and Accepted	Agreed and Accepted

For and on behalf of	For and on behalf of

LATAM AIRLINES GROUP S.A.	AIRBUS S.A.S

By:	By:	REDACTED*

Its:	Its:	REDACTED*

Date:	Date:

LATAM AIRLINES GROUP S.A.

By:

Its:

Date:

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.